Exhibit 2.3

EXECUTION COPY

AMENDMENT NO. 2 TO ASSET PURCHASE AND SALE AGREEMENT, dated as of November 25, 2003 (this “Amendment No. 2”), among Expanets, Inc. (the “Company”), NorthWestern Corporation (the “Parent”), NorthWestern Growth Corporation (“NGC”), NorthWestern Capital Corporation (“NCC,” and collectively with the Parent and NGC, each a “Shareholder,” and collectively, the “Shareholders”) and Avaya Inc. (the “Purchaser”).

RECITALS

A.  The Company, the Shareholders and the Purchaser are parties to an Asset Purchase and Sale Agreement, dated as of October 29, 2003 (as amended by that certain Amendment No. 1, dated as of October 29, 2003, the “Purchase Agreement”), pursuant to which the Company agreed, and the Shareholders agreed to cause the Company and its Subsidiaries to, sell to the Purchaser, and the Purchaser agreed to purchase from the Company and all of its Subsidiaries, the Purchased Assets.  Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

B.  The Company, the Shareholders and the Purchaser now desire to further amend the Purchase Agreement on the terms and subject to the conditions set forth in this Amendment No. 2.

C.  The Company, the Shareholders and the Purchaser are permitted to amend the Purchase Agreement pursuant to the terms of Section 12.03 thereof.

AGREEMENT

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.                                       Amendments to Purchase Agreement.

(a)                                  Article I

(i)  The parties hereto hereby agree that the following text shall be inserted in Article I after the definition of “Avaya” and before the definition of “Avaya Credit Agreement”:

““Avaya Accountants” has the meaning stated in Section 9.09.”

(ii)  The parties hereto hereby agree that the definition of Independent Accounting Firm is amended and restated in its entirety to read as follows:

“Independent Accounting Firm” means Grant Thornton LLP.

(iii)  The parties hereto hereby agree that the terms “Extended Term” and “Non-Compete Payments” and “Specified Liability Amount” are deleted from Article I.

(iv)  The parties hereto hereby agree that the definition of Cash Proceeds is amended and restated to read in its entirety as follows:

“Cash Proceeds” means the Cash Purchase Price.

(v)  The parties hereto hereby agree that the definition of Purchase Price is amended and restated to read in its entirety as follows:

“Purchase Price” means the Cash Purchase Price.

(b)                                 The parties hereby agree that Section 3.04 of the Purchase Agreement is amended and restated to read in its entirety as follows:

“Section 3.04.  Allocation of Purchase Price for Tax Purposes.  Not later than 60 days after the Closing Date, the Company and the Purchaser will agree upon an allocation of the Purchase Price covering the Purchased Assets for federal, state and local Tax purposes.  The Company and the Purchaser will reasonably cooperate in obtaining the necessary exemption certificates and other documentation in accordance with applicable law so that the amount of excise tax liability payable by the Company will be appropriately reduced by any available exemption.  Upon reaching such agreement, such allocation will be set forth in an appropriate instrument agreed upon by the parties.  The Company and its Subsidiaries and the Purchaser will implement, report and accept the allocation set forth in such instrument for federal, state and local Tax purposes.  The parties agree that such allocation will not in any way limit their respective rights and obligations under the Sale Documents in respect of representations, warranties, covenants and agreements and the breach thereof or damages therefor.

(c)                                  Section 4.03(j).  The parties hereto hereby agree that Section 4.03(j) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“[Intentionally Omitted]”

(d)                                 Section 8.05.  The parties hereto hereby agree that Section 8.05 of the Purchase Agreement is amended and restated in its entirety to read as follows:

“[Intentionally Omitted]”

(e)           Section 9.03(e).  The parties hereto hereby agree that Section 9.03(e) is amended and restated in its entirety to read as follows:

“[Intentionally Omitted]”

(f)                                    Section 9.09.  The parties hereto hereby agree that Section 9.09 of the Purchase Agreement is amended and restated in its entirety to read as follows:

“Section 9.09. Financial Statements.  The Purchaser has engaged PricewaterhouseCoopers LLP (PricewaterhouseCoopers LLP or any other nationally recognized public accounting firm so engaged by the Purchaser, the “Avaya Accountants”) to audit the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2002 and 2001 and the consolidated statements of operations, statements of changes in shareholders’ equity and statements of cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2002, 2001 and 2000.  Each of the Company, the

Shareholders and the Parent will make its representatives, and will use good faith commercial efforts to make representatives of Deloitte & Touche LLP, available to representatives of the Avaya Accountants and to the Purchaser and its representatives to answer questions with respect to such consolidated financial statements; provided, that all reasonable costs, expenses and fees of the Avaya Accountants in connection with such audits shall be for the Purchaser’s account.”

(g)                                 The parties hereby agree that Section 11.07(c)(ii) of the Purchase Agreement is amended and restated to read in its entirety as follows:

(ii)           The “Specified Liability Escrow Amount” means an amount equal to (A) $19,024,000 representing the liabilities set forth on Schedule 11.07(c) hereof under the column captioned “Initial Specified Liabilities Escrow” minus (B) the Pre-Closing Extinguished Liability Amount (as defined below) and set forth on Schedule 11.07(c) hereof under the column captioned “Pre-Closing Extinguished Liabilities” minus (C) $1,299,000 representing the liabilities set forth on Schedule 11.07(c) hereof under the caption “Agreed Upon Adjustment to Specified Liabilities”.

2.                                       Substitution of Schedule 11.07(c). Revised  Schedule 11.07(c) attached hereto as Annex A is hereby substituted for Schedule 11.07(c).

3.                                       Agreement Regarding Revenue Recognition.  The Purchaser agrees that it will not include or reassert issues regarding revenue recognition in connection with the Final Closing Balance Sheet or otherwise.

4.                                       Ratification and Confirmation of the Purchase Agreement; No Other Changes.  Except as modified by this Amendment No. 2, the Purchase Agreement is hereby ratified and confirmed in all respects.  Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions and provisions of the Purchase Agreement, other than as contemplated herein.

5.                                       Effectiveness.  Notwithstanding the date on which the parties actually execute and deliver this Amendment No. 2, the parties hereto agree that this Amendment No. 2 shall be effective as of immediately prior to the close of business on October 31, 2003.

6.                                       Governing Law.  This Amendment No. 2 shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

7.                                       Counterparts.  This Amendment No. 2 may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

8.                                       Severability.  If any term or other provision of this Amendment No. 2 is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Amendment No. 2 will nevertheless remain in full force and effect.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Amendment No. 2 so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.                                       Notices.  All notices, requests, demands and other communications to any party given under this Amendment No. 2 shall be in writing and delivered personally by telecopier (with confirmation received) to the parties at the telecopy number specified for such parties in the Agreement (or at such other telecopy number as may be specified by a party in writing given at least five Business Days prior thereto).  All notices, requests, demands and other communications will be deemed delivered when actually received.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 as of the date first written above.

EXPANETS, INC.

By:	/s/ Christopher Younger
Name: Christopher Younger
Title:

NORTHWESTERN CORPORATION

By:	/s/ Eric Jacobsen
Name:
Title:

NORTHWESTERN GROWTH CORPORATION

By:	/s/ Eric Jacobsen
Name:
Title:

NORTHWESTERN CAPITAL CORPORATION

By:	/s/ Eric Jacobsen
Name:
Title:

AVAYA INC.

By:	/s/ Garry K. McGuire
Name: Garry K. McGuire
Title: CFO + Senior VP Corp. Development

NOTE:  Schedule 11.07(c), which describes the Specified Liabilities, has been omitted as it does not contain information that is material to an investment decision.  The Company hereby agrees to furnish supplementally a copy of this Schedule to the Commission upon request.